Exhibit 10.22

FIRST AMENDMENT TO

AMENDED AND RESTATED COMPENSATION AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED COMPENSATION AGREEMENT (“Agreement”) is entered into this 3rd day of February, 2005 by and between Samuel Zell (“Chairman”) and Equity Residential (“Company”), a Maryland real estate investment trust.

RECITALS

WHEREAS, the Chairman has served as Chairman of the Company’s Board of Trustees since 1993;

WHEREAS, in recognition of the extraordinary services previously rendered by Chairman and to give Chairman incentive to continue rendering such services, the Company and the Chairman entered into an Amended and Restated Compensation Agreement dated March 5, 2003 (the “2003 Agreement”); and

WHEREAS, the Company and the Chairman desire to amend the 2003 Agreement to provide for an extension of the 2003 Agreement for a two-year period.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties agree to amend the 2003 Agreement as follows:

1.             Chairman’s Compensation.  There is hereby added to Paragraph A of Section I of the 2003 Agreement, the following:

A.    In each of the months of February 2005 and February 2006, for services rendered during the calendar year preceding the date of grant, the Company shall grant Chairman share options in the Company (the “Share Options Grant”) and restricted common shares of Company stock (the “Restricted Shares Grant”) having a combined total dollar value of $3,250,000.  The February 2005 grant, in the amount of $3,250,000, shall be allocated 25% to the Share Options Grant and 75% to the Restricted Shares Grant.

The February 2006 grant of $3,250,000 shall be allocated between the Share Options Grant and Restricted Shares Grant in the same ratio as approved by the Company’s Board of Trustees for the annual long-term incentive grants to the Company’s executive officers; provided, however, if the Chief Executive Officer and the other executive officers do not all receive the same relative allocation of Share Options Grant and Restricted Shares Grant, Chairman’s relative allocation shall be the same as that of the Chief Executive Officer.

2.             Company’s Plan.    The Company represents to Chairman that it has adopted a successor Plan, the 2002 Share Incentive Plan, and that there shall always be sufficient Shares under such Plan available for issuance to cover the potential awards to

Chairman.  The Company further represents that such successor Plan is, insofar as it affects Chairman, substantially equivalent to the 1993 Plan and is not inconsistent with any provision of the 2003 Agreement, as extended through the February 2006 grant.  The Company further represents to Chairman that in the unlikely event such successor Plan is terminated, the Company shall be required to provide Chairman with substantially equivalent substitute awards.

3.             Term and Compensation Upon Termination.    In Section II of the 2003 Agreement, the last line of Paragraph A is hereby amended by deleting the date “January 2004” and substituting “February 2006” therefor.

4.             Reaffirmation.  Except as expressly amended and modified under this Agreement, the terms and provisions of the 2003 Agreement are hereby ratified and affirmed in their entirety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/ Bruce W. Duncan
Bruce W. Duncan, President & CEO

Address:

Two North Riverside Plaza
Suite 400
Chicago, Illinois 60606

CHAIRMAN:

/s/ Samuel Zell
SAMUEL ZELL, Chairman

Address:

Two North Riverside Plaza
Suite 600
Chicago, Illinois 60606